Exhibit 4.1

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE ACT, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

NUMBER W-FE-1	[ ] WARRANTS

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION DATE

(DEFINED BELOW)

LUXURBAN HOTELS INC.

WARRANT

THIS WARRANT CERTIFIES THAT, for value received THA Holdings LLC, is the registered holder (the “Holder”) of a warrant or warrants (the “Warrant(s)”) and is entitled to purchase up to seven million, five hundred thousand (7,500,000) fully paid and non-assessable shares of common stock, par value $0.00001 per share (“Shares”), of LUXURBAN HOTELS INC., a Delaware corporation (the “Company”) at a purchase price per Share (the “Exercise Price”) of $0.01 per share (as adjusted from time to time in accordance with this Warrant). This Warrant is issued pursuant to that certain exchange agreement, dated as of May 17, 2024 (“Issuance Date”), between the Company and the Holder (the “Exchange Agreement”) and is entered into prior to the underwritten public offering of common stock by the Company pursuant to the underwriting agreement between the Company and Roth Capital Partners, LLC (as underwriter) (such agreement the “Underwriting Agreement”, such offering the “Offering”). The Warrant represented by this certificate is referred to herein as the “Warrant Certificate”.

1.	Term and Exercise of Warrants.

(a)	Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, commencing the date (the “Exercisable Date”) that is (1) day after the date an amendment to the certificate of incorporation of the Company, as amended (the “Charter”, such amendment the “Charter Amendment”) to increase the Company’s authorized capital from 100 million shares (currently comprised of 90 million shares of common stock and 10 million shares of preferred stock) to 220 million shares (comprised of 200 million shares of common stock and 20 million shares of preferred stock) is filed and effective with the Secretary of State of the State of Delaware and ending on the ten-year anniversary of the Issuance Date (the “Expiration Date”).

(b)	The Warrant entitles the holder thereof to purchase Shares from the Company, commencing on the Exercisable Date upon surrender of this Warrant, delivery of the Notice of Exercise form attached hereto (the “Notice of Exercise”) duly executed to the office of the Company, LUXURBAN HOTELS INC., Attention: Chief Financial Officer, 2125 Biscayne Blvd, Suite 253, Miami, FL 33137 shanoop@luxurbanhotels.com (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and payment of the Exercise Price (by cash or by check or bank draft payable to the order of the Company or pursuant to Section 1(d) below) whereupon the Holder shall be entitled to receive from the Company a stock certificate representing the number of Shares so purchased. In no event will the Company be required to net cash settle any warrant exercise. Notwithstanding anything to the contrary contained herein, this Warrant shall not be exercisable until the Charter Amendment is effective with the State of Delaware.

(c)	The Holder shall have the right, in lieu of paying the Exercise Price in cash, to surrender a number of Warrants having a Fair Market Value equal to the aggregate Exercise Price (a “Cashless Exercise”).

“Fair Market Value” shall mean, as of any particular date of determination, (i) if the Shares are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over- the-counter market (a “Trading Market”), the average closing price or last sale price of the Shares reported for the five (5) business days prior to the applicable date of determination (or, if the Shares have not been actively trading during the 5 business days prior to the applicable date of determination, the last sale price of the Shares for the business day immediately prior to the applicable date of determination) and (ii) if the Shares are not traded or quoted on a Trading Market, the Board of Directors of the Company (the “Board”) shall determine the fair market value of a Share in its reasonable, good faith judgment, subject to the Holder’s right to dispute such determination as provided in Section 1(d) below

In the event of such a Cashless Exercise, the number of Shares to be issued to the Holder shall be determined as follows:

X = Y[(A - B)/A]

X = the number of Shares to be issued to the Holder

Y = the number of Shares with respect to which this Warrant is being exercised

A = the Fair Market Value of one Share

B = the Exercise Price

(d)	In the case of any dispute as to the determination of Fair Market Value, any closing price or sales price of the Shares, the arithmetic calculation of the Exercise Price or the number of Shares for which this Warrant is exercisable, or any other computation required to be made hereunder, if the Holder and the Company are unable to settle such dispute within five business days (or such longer period as the parties may agree), then either party may elect to submit the disputed matter(s) for resolution by an independent accountant, appraiser or investment bank with relevant experience mutually acceptable to the Company and the Holder. Such independent party’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and expenses of the independent party.

(e)	If, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed to be exercised on a Cashless Exercise basis as of the Expiration Date as to all the Shares for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares issued upon such exercise to the Holder (and if the Company’s shares are uncertificated, the Company shall deliver reasonably satisfactory evidence to the Holder signifying the valid issuance of such uncertificated shares).

2.	Issuance of Shares; Holder’s Exercise Limitations; No Fractional Shares.

(a)	Within three business days after the exercise of this Warrant and the clearance of the funds in payment of the applicable Exercise Price (if any) (the “Delivery Deadline”), the Company, at its expense, shall issue to the registered holder of such Warrant a certificate or certificates, or book entry position, for the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

(b)	If, at the time of exercise, the Company has a transfer agent (the “Transfer Agent”), then upon the exercise of this Warrant in whole or in part, the Company shall, at its expense, take all necessary action, including (if necessary) obtaining and delivering an opinion from its counsel, to ensure that the Transfer Agent shall issue Shares in the name of the Holder (or its nominee) or such other persons as designated by the Holder and in such denominations to be specified in the applicable Notice of Exercise. The Company represents and warrants that if the Unrestricted Conditions set forth in Section 6 below are met, the Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Shares and that no instructions other than the foregoing instructions will be given to the Transfer Agent.

(c)	If the Transfer Agent is participating in the DTC Fast Automated Securities Transfer (“FAST”) program, upon written request of the Holder and in lieu of delivering physical certificates representing Shares to be delivered under or in connection with this Warrant Certificate, the Company shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Shares to the Holder by crediting the account of the Holder’s prime broker with the DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein. Any delivery not effected by electronic transmission shall be effected by delivery of physical certificates.

(d)	If the Company fails to transmit, or cause the Transfer Agent to transmit, to the Holder the Shares by the Delivery Deadline, then the Holder will have the right to rescind such Warrant exercise.

(e)

In addition to any other rights available to the Holder, including the right to rescind the exercise as provided above, if as a result of a failure to deliver the Shares by the Delivery Deadline (so long as the failure to deliver the Shares is not caused by any action or inaction by the Holder) (a “Delivery Failure”) the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of the Company’s capital stock to deliver in satisfaction of a sale anticipated to be made by the Holder of all or portion of such Shares which are the subject of such Delivery Failure (an “Anticipated Sale”), then the Company shall (i) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of the Company’s capital stock so purchased exceeds (y) an amount equal to the product of (A) the number of Shares that the Holder anticipated to sell in such Anticipated Sale, multiplied by (B) the Exercise Price that would have been payable for such Shares, and (ii) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Shares in respect of which such Delivery Failure occurred or deliver to the Holder the number of Shares that would have been issued had the Company timely complied with its obligations hereunder to issue such Shares upon such exercise. The Holder shall provide the Company written notice indicating the amounts payable to the Holder, together with applicable confirmations and other evidence reasonably requested by the Company.

(f)

The Company shall not affect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with each person or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Holder (the “Affiliates”), and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Company common stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Company common stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Company common stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Company common stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(e), in determining the number of outstanding shares of Company common stock, a Holder may rely on the number of outstanding shares of Company common stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Company common stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Company common stock then outstanding. In any case, the number of outstanding shares of Company common stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Company common stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Company common stock outstanding immediately after giving effect to the issuance of shares of Company common stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(f), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Company common stock outstanding immediately after giving effect to the issuance of shares of Company common stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(f) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

(g)	No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, issue or cause to be issued only the largest whole number of Shares issuable on such exercise (and such fraction of a Share will be disregarded).

(h)	For purposes of Rule 144, it is acknowledged and agreed that (i) the Shares issuable upon any exercise of this Warrant in any Cashless Exercise transaction shall be deemed to have been acquired on the Issuance Date, and (ii) the holding period for any of the Shares issuable upon the exercise of this Warrant in any Cashless Exercise transaction shall be deemed to have commenced on the Issuance Date.

3.	Exchange and Registry of Warrant.

(a)	Warrant Certificates, when surrendered at the office of the Company by the Holder in person or by attorney duly authorized in writing, may be exchanged without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

(b)	Upon due presentment for registration of transfer of the Warrant Certificate at the office of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, without charge except for any applicable tax or other governmental charge.

(c)	The Company shall keep and properly maintain at its principal executive offices a register for the registration of this Warrant and any transfers thereof. The Company may deem and treat the person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

4.	Anti-Dilution Adjustments.

(a)	Adjustments for Change in Shares.

i.	In the event that, after the Issuance Date and prior to the exercise in full of this Warrant, the outstanding the number of Shares shall be subdivided (by distribution, subdivision or otherwise), into a greater number of Shares, the number of Shares issuable on the exercise of each Warrant then in effect shall, concurrently with the effectiveness of such subdivision, be equally, ratably and proportionally increased, as determined in good faith by the Board, which determination shall be final and binding on the Holders absent manifest error. In the event the outstanding Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the number of Shares issuable on the exercise of each Warrant then in effect shall, concurrently with the effectiveness of such subdivision, be equally, ratably and proportionally decreased, as determined in good faith by the Board, which determination shall be final and binding on the Holders absent manifest error.

ii.	In the event that, after the Issuance Date and prior to the exercise in full of this Warrant, the Shares are exchanged for, or converted into, another form of equity security of the Company or of any other entity, this Warrant shall be exercisable for an equivalent number of such equity securities, at an equivalent Exercise Price, in each case as determined by the Board acting reasonably, so as to provide the Holder with rights equitably equivalent to the rights held by the Holder by virtue of this Warrant in effect immediately prior to such exchange or conversion, and each reference herein to the Shares issuable on exercise of this Warrant shall be deemed to be a reference to such other equity securities.

(b)	Other Dividends and Distributions. If the Company shall make or declare, or fix a record date for the determination of holders of equity securities entitled to receive, a dividend or any other distribution payable in cash, securities of the Company or other property, then, and in each such event, the Company shall ensure that provisions are made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of the Shares receivable thereupon, the kind and amount of cash, securities of the Company or other property which the Holder would have been entitled to receive had this Warrant been exercised in full into the Shares on the date of such event and had the Holder thereafter, during the period from the date of such event to and including the date this Warrant is exercised, retained such cash, securities or other property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section with respect to the rights of the Holder; provided, that no such provision shall be made if the Holder receives, simultaneously with the distribution to the holders of equity securities, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as the Holder would have received if this Warrant had been exercised in full into the Shares on the date of such event.

(c)	Certain Events. If any event of the type contemplated by the provisions of this Section but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of the Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section; provided, that no such adjustment pursuant to this Section 4(c) shall increase the Exercise Price or decrease the number of the Shares issuable hereunder.

(d)	Notice of Adjustment. Upon the occurrence of each adjustment or readjustment of the number of Shares issuable on the exercise of each Warrant, the Company (at its expense) shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a notice setting forth (1) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (2) the number of Shares issuable on the exercise of each Warrant at the time in effect.

(e)	Closing of Books. The Company will not close its stockholder books or records, other than in the ordinary course, in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(f)	Miscellaneous. All calculations hereunder shall be made to the nearest cent or to the nearest twentieth decimal place of a fractional Share, as the case may be.

5.	Adjustment as required for Stock Exchange Compliance. This Warrant shall be automatically adjusted as required to maintain compliance by the Company with the listing rules and other regulations of the stock exchange upon which the Company’s securities are listed (the “Exchange”). The Exchange is presently the Nasdaq Stock Market, LLC.

6.	Transferability; Compliance with Securities Laws.

(a)	This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable United States, state, and foreign securities laws by the transferor and transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if requested by the Company). Subject to such restrictions, prior to the Expiration Date, this Warrant and all rights hereunder are transferable by the Holder hereof, in whole or in part, at the office or agency of the Company referred to in Section 1(b) above. Any such transfer shall be made in person or by the Holder’s duly authorized attorney, upon surrender of this Warrant together with the Form of Transfer attached hereto properly endorsed.

(b)	The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Shares issuable upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell, or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any state or foreign securities laws. Upon exercise of this Warrant, the Holder shall, if reasonably requested by the Company and if required by applicable law or regulation, confirm in writing, in a form satisfactory to the Company, that the Shares so purchased are being acquired solely for Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(c)	The Shares have not been registered under the Securities Act, and this Warrant may not be exercised except by (1) the original purchaser of this Warrant from the Company or (2) an “accredited investor” as defined in Rule 501(a) under the Securities Act. Each certificate representing Shares issued on exercise of this Warrant or other securities issued in respect of such Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any other legend required under applicable securities laws):

THE SHARES OF COMMON STOCK EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SHARES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

7.	Removal of Restrictive Legends. Neither this Warrant nor any certificates evidencing the Shares or any other equity securities issuable or deliverable under or in connection with this Warrant shall contain any legend restricting the transfer thereof in any of the following circumstances: (i) while a registration statement covering the sale or resale of the Shares is effective under the Securities Act; (ii) following any sale of this Warrant, any of the Shares or any other equity securities issued or delivered to the Holder under or in connection herewith pursuant to Rule 144; (iii) if this Warrant, the Shares or any other equity securities are eligible for sale under Rule 144(b)(1); or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of the issuance of the Shares, the Company shall cause its counsel, at its expense, to issue a legal opinion to the Transfer Agent, if required by such Transfer Agent to effect the issuance of the Shares or any other shares of equity securities issuable or deliverable under or in connection with this Warrant, as applicable, without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of the Shares, then the Shares shall be issued free of all legends.

8.	Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed in respect of the issuance or delivery of shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

9.	Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)	Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)	Authorization; Binding Obligation. This Warrant has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Warrant. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant and the Shares issuable upon exercise of this Warrant will not be subject to preemptive rights of any stockholders of the Company. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Warrant or (ii) the consummation of any of the transactions contemplated hereby, including the issuance of the Shares upon exercise of this Warrant.

(c)	Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a default or violation of any law or regulation applicable to the Company or any term or provision of the Company’s Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(d)	Valid Issuance. This Warrant, and all the Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances (including preemptive or similar rights) except for restrictions on transfer provided for (i) in this Warrant, (ii) under applicable federal and state securities laws, or (iii) in the Charter. Based in part upon the representations and warranties of the Holder in this Warrant, this Warrant and all the Shares issuable upon exercise of this Warrant will be issued in compliance with all applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of the Shares and other securities for which this Warrant may be exercisable or for which the Shares may be convertible as will be sufficient to permit the exercise in full of this Warrant.

(e)	No Violation; Registration. The Company shall take all such actions as may be necessary to ensure that all the Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any trading market or securities exchange upon which shares of the Company’s common stock or other securities constituting the Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). If the Unrestricted Conditions are satisfied at the time of exercise of this Warrant, the Company shall cause the Shares, immediately upon such exercise, to be listed on any such trading market or securities exchange upon which shares of common stock or other securities constituting the Shares are listed at the time of such exercise.

10.	No Rights as a Stockholder; No Liability. Except as specifically set forth herein, this Warrant, by itself, does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase the Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

11.	No Impairment.

(a)	Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or its affiliates (x) in their capacity as a lender, creditor, or similar, as applicable, to the Company or any of its subsidiaries or affiliates, or (y) pursuant to any other agreements or instruments entered into by the Holder (or its affiliates) and the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, neither the Administrative Agent (as defined in the Loan Agreement) nor any of its affiliates, in exercising their rights as lenders will have any duty to consider (i) its (or its affiliates’) status as a direct or indirect shareholder of the Company and its subsidiaries, (ii) its (or its affiliates’) direct or indirect ownership of the Shares of the Company or any of its subsidiaries, or (iii) any duty it (or its affiliates) may have to any other direct or indirect shareholders of the Company and its subsidiaries, except as may be required under the applicable loan documents.

(b)	The Company shall not, by amendment of its Charter or bylaws, through any shareholders, voting or similar agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (x) will not increase the par value of any the Shares above the then-applicable Exercise Price, (y) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Shares upon the exercise of this Warrant, and (z) will use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

12.	Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

13.	Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

14.	Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered through email, or shall be sent by certified or registered mail, postage prepaid, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant.

15.	Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

16.	Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies provided herein. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

17.	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of the Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of the Shares.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated: May 20, 2024

LUXURBAN HOTELS INC.

	By:	/s/ Shanoop Kothari
	Name:	Shanoop Kothari
	Title:	Chief Executive Officer

Accepted and Acknowledged by:

THA HOLDINGS LLC

By:	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	Manager

[Signature Page to Warrant]